Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Second Quarter 2012 Results
Houston, Texas - August 3, 2012 - For the three and six months ended June 30, 2012, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $24.9 million and $44.2 million, respectively, compared to net loss of $6.9 million and $9.1 million for the same periods in 2011, respectively. Results included development expenses for the Sabine Pass Liquefaction Project ("Liquefaction Project") of $15.5 million and $33.4 million for the respective three and six months ended June 30, 2012.
Overview of Recent Significant 2012 Events

•
In April 2012, Sabine Pass Liquefaction, LLC ("SPL") received authorization under Section 3 of the Natural Gas Act (the "Order") from the FERC to site, construct and operate facilities for the liquefaction and export of domestically produced natural gas at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana. The Order authorizes the development of up to four modular LNG trains.

•
In May 2012, Cheniere Partners received commitments for $2.0 billion of equity financing for the Liquefaction Project. Cheniere Partners and Blackstone CQP Holdco LP ("Blackstone") entered into a unit purchase agreement whereby Cheniere Partners agreed to sell to Blackstone in a private placement 100 million Class B Units of Cheniere Partners for $1.5 billion. Cheniere Partners and Cheniere Energy, Inc. ("CEI") also entered into a unit purchase agreement whereby CEI agreed to purchase 33.3 million Class B Units for $500 million.

•	In June 2012, CEI purchased $167 million of Class B Units and Cheniere Partners issued a limited notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel").

•	In July 2012, Cheniere Partners announced that its Board of Directors made a positive final investment decision on the development and construction of the first two liquefaction trains.

•
In July 2012, Cheniere Partners closed on a $3.6 billion credit facility that will be used to fund the first two trains of the Liquefaction Project. The credit facility has a 7 year maturity and interest rate of LIBOR plus 350 basis points during construction and then steps up to LIBOR plus 375 basis points during operations.

•	In July 2012, CEI purchased the remaining $333 million of its $500 million equity commitment in Class B Units from Cheniere Partners.
Results
Cheniere Partners reported income from operations of $18.3 million and $43.2 million for the three and six months ended June 30, 2012, compared to income from operations of $36.9 million and $78.1 million for the comparable periods in 2011. The decrease in income from operations of $18.7 million for the quarter ended June 30, 2012 compared to the comparable period in 2011 was primarily due to a decrease in revenues (including affiliate) of $12.2 million, an increase in development expenses (including affiliate) of $3.4 million and an increase in operating and maintenance expenses (including affiliate) of $2.7 million. The decrease in income from operations of $34.9 million for the six months ended June 30, 2012 compared to the comparable period in 2011 was primarily due to a decrease in revenues (including affiliate) of $17.4 million, an increase in development expenses (including affiliate) of $13.8 million and an increase in operating and maintenance expenses (including affiliate) of $3.5 million.
Revenues were impacted by decreased LNG cargo export loading fee revenue, decreased revenues earned under the variable capacity rights agreement ("VCRA") with Cheniere Marketing, and a provision for loss on a firm purchase commitment for LNG inventory needed to restore the heating value of vaporized LNG to meet natural gas pipeline specifications. Development expenses (including affiliate) are related to the Liquefaction Project. Operating and maintenance expenses (including affiliate) increased primarily due to maintenance dredging in the second quarter of 2012.

Liquefaction Project Update
Cheniere Partners continues to make progress on the Liquefaction Project, which is being developed for up to four liquefaction trains, each with a nominal production capability of approximately 4.5 mtpa.
In June 2012, Cheniere Partners issued a Limited Notice to Proceed to Bechtel under the engineering, procurement and construction contract to proceed with site preparation that was permitted in May 2012 by FERC, as well as to continue with detailed engineering and limited procurement activities for the first two liquefaction trains being developed.
In July 2012, Cheniere Partners closed on a project credit facility of $3.6 billion. Including the recently announced $2.0 billion of equity commitments, Cheniere Partners has now secured financing of approximately $5.6 billion for the construction of the first two trains of the Liquefaction Project. Cheniere Partners' Board of Directors has made a positive final investment decision on the development and construction of the first two liquefaction trains. Cheniere Partners has received the remaining $333 million of the $500 million of funding through the purchase of 22.2 million Class B Units by CEI. Cheniere Partners will issue a full notice to proceed to Bechtel upon the receipt of initial funding from Blackstone.
LNG exports from the Sabine Pass LNG terminal are anticipated to commence as early as 2015, with the second liquefaction train commencing operations approximately six to nine months thereafter.
Commencement of construction for liquefaction trains three and four is subject, but not limited to, entering into an engineering, procurement and construction agreement, reaching a positive final investment decision and obtaining financing. Cheniere Partners has engaged Bechtel to complete front-end engineering and design work for the third and fourth liquefaction trains and has begun negotiating a lump sum turnkey contract with Bechtel. Construction for liquefaction trains three and four is targeted to begin in 2013.
Summary Liquefaction Project Timeline

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
▪	DOE export authorization	Received	Received
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪	Financing commitments		1Q13
	- Equity	Received
	- Debt	Received
▪	FERC authorization	Received	Received
	- Certificate to commence construction	Received	2013
▪	Issue full notice to proceed to Bechtel	3Q12	2013
▪	Commence operations	2015/2016	2017/2018

2012 Distributions
We estimate that the annualized distribution to common unitholders for fiscal year 2012 will be $1.70 per unit. We will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 1, 2012, and the related general partner distribution on August 14, 2012.
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The terminal has sendout capacity of 4.5 Bcf/d and storage capacity of 16.9 Bcfe. Additional information about Cheniere Partners may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, and (v) statements regarding potential financing arrangements. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012 (2)	2011 (2)	2012 (2)	2011 (2)
Revenues
Revenues	$60,767	$67,177	$127,725	$136,845
Revenues—affiliate	629	6,432	2,993	11,213
Total revenues	61,396	73,609	130,718	148,058

Expenses
Operating and maintenance expense	7,144	3,904	13,256	9,590
Operating and maintenance expense—affiliate	2,941	3,519	5,939	6,111
Depreciation expense	10,616	10,743	21,245	21,480
Development expense	14,472	11,163	31,141	17,780
Development expense—affiliate	1,031	958	2,262	1,823
General and administrative expense	1,740	1,430	3,420	3,201
General and administrative expense—affiliate	5,177	4,960	10,289	10,015
Total expenses	43,121	36,677	87,552	70,000
Income from operations	18,275	36,932	43,166	78,058

Other income (expense)
Interest expense, net	(43,458)	(43,399)	(86,916)	(86,796)
Derivative gain (loss), net	261	(448)	(575)	(448)
Other	61	47	132	108
Total other expense	(43,136)	(43,800)	(87,359)	(87,136)
Net income (loss)	$(24,861)	$(6,868)	$(44,193)	$(9,078)

Basic and diluted net income per common unit	$0.17	$0.32	$0.40	$0.66

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	31,328	26,754	31,173	26,416

	As of June 30,	As of December 31,
	2012 (3)	2011 (3)
Cash and cash equivalents	$170,951	$81,415
Restricted cash and cash equivalents	13,732	13,732
LNG Inventory	621	473
Other current assets (4)	13,614	13,890
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,540,874	1,514,416
Debt issuance costs, net	15,437	17,622
Other assets	35,376	13,358
Total assets	$1,873,000	$1,737,300

Current liabilities (4)	$81,911	$51,818
Long-term debt, net of discount	2,194,765	2,192,418
Deferred revenue, including affiliate	38,220	37,766
Other liabilities (4)	311	317
Total partners' deficit	(442,206)	(545,019)
Total liabilities and partners' deficit	$1,873,000	$1,737,300

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and six months ended June 30, 2012 and 2011.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259